SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant |_|

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|_| Definitive Additional Materials
|_| Soliciting Material Under Rule 14a-12

CTI INDUSTRIES CORPORATION
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Barrington, Illinois 60010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD ON DECEMBER 2, 2005

To: Shareholders of CTI Industries Corporation

         The annual meeting of the shareholders of CTI Industries Corporation will be held at The Holiday Inn Crystal Lake, 800 South Route 31, Crystal Lake, Illinois, 60014, on Friday, December 2, 2005, at 10:00 a.m., Central Standard Time, for the following purposes:

1.	To elect 7 directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

2.	To ratify the appointment of Weiser LLP as auditors of the Corporation for 2005 (Item No. 2 on proxy card); and

3.	To transact such other business as may properly come before the meeting.

         The close of business on Tuesday, November 1, 2005, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

         BY ORDER OF THE BOARD OF DIRECTORS

November 4, 2005
——————————————— Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the annual meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Barrington, Illinois 60010

PROXY STATEMENT

Information Concerning the Solicitation

         This statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting (the “Annual Meeting”) of CTI Industries Corporation (the “Company”), an Illinois corporation, to be held at 10:00 a.m. Central Daylight Savings Time on Friday, December 2, 2005, at The Holiday Inn Crystal Lake, 800 South Route 31, Crystal Lake, Illinois 60014. The proxy materials are being mailed to shareholders of record at the close of business on Friday, November 4, 2005.

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

         The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

         Only shareholders of record at the close of business on Tuesday, November 1, 2005 are entitled to vote at the Annual Meeting. On that day, there were 1,954,100 shares of Common Stock outstanding. Each share has one vote. A simple majority of the outstanding shares of Common Stock is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. The Company’s Articles of Incorporation grants the holders of Common Stock the right to elect up to seven total directors, and seven directors will be elected by the Company’s Common Stockholders at this meeting. The Common Stock does not possess cumulative voting rights, and the election of directors will be by the vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting. The ratification of auditors will require the vote of a simple majority of the shares of Common Stock present at the Annual Meeting by person or proxy. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares of record held by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

         A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials, “FOR” proposal 2, and “FOR”proposal 3.

Stock Ownership by Management and Others

         The following table provides information concerning the beneficial ownership of the Company’s common stock by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of October 21, 2005. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding common stock of the Company as of October 21, 2005.

Name and Address (1)	Shares of Common Stock Beneficially Owned (2)		Percent of Common Stock

John H. Schwan	618,428	(3)	29	%(4)
Stephen M. Merrick	501,949	(5)	24.25	%(4)
Howard W. Schwan	178,904	(6)	8.91	%(4)
Brent Anderson	45,795	(7)	2.3%
Samuel Komar	24,879	(8)	1.3%
Steve Frank	19,049	(9)	*
Timothy Patterson	5,000	(10)	*
Stanley M. Brown
1140 Larkin
Wheeling, IL 60090	9,267	(11)	*
Bret Tayne
6834 N. Kostner Avenue
Lincolnwood, IL 60712	9,923	(12)	*
Michael Avramovich
70 W. Madison Street, Suite 1400
Chicago, IL 60602	0		*
John Collins (Director Nominee)
262 Pine Street
Deerfield, IL 60015	0		*
All Current Directors and Executive Officers
as a group (10 persons)	1,413,194		52.67	%(4)

*	Less than one percent

(1)	Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010.

(footnotes continued on next page)

(2)

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)

Includes warrants to purchase up to 79,364 shares of Common Stock at $1.50 per share, warrants to purchase up to 93,000 shares of Common Stock at $4.87 per share and options to purchase up to 5,952 shares of Common Stock at $2.55 per share granted under the Company’s 2002 Stock Option Plan. Also includes indirect beneficial ownership of 130,821 shares of Common Stock through shares owned through CTI Investors, L.L.C. See “Board of Directors Affiliations and Related Transactions.”

(4)

Assumes the exercise of all warrants and options owned by the named person into shares of Common Stock and all shares of Common Stock beneficially owned by the named person through CTI Investors, L.L.C.

(5)

Includes warrants to purchase up to 39,683 shares of Common Stock at $1.50 per share, warrants to purchase up to 70,000 shares of Common Stock at $4.87 per share and options to purchase up to 5,952 shares of Common Stock at $2.55 per share granted under the Company’s 2002 Stock Option Plan. Also includes indirect beneficial ownership of 87,214 shares of Common Stock through shares owned through CTI Investors, L.L.C. See “Board of Directors Affiliations and Related Transactions.”

(6)

Includes options to purchase up to 15,873 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 23,810 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 14,285 shares of Common Stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan. Also includes indirect beneficial ownership of 65,410 shares of Common Stock through shares owned through CTI Investors, L.L.C. See “Board of Directors Affiliations and Related Transactions.”

(7)

Includes options to purchase up to 4,761 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 17,857 shares of Common Stock at $1.47 per share, granted under the Company’s 2001 Stock Option Plan and options to purchase up to 8,928 shares of Common Stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan.

(8)

Includes options to purchase up to 4,761 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 7,976 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan, options to purchase up to 11,904 shares of Common Stock at $1.47 per share granted under the Company’s 2001 Stock Option Plan, and 238 shares of Common Stock held by immediate family members.

(9)

Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 8,334 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan, options to purchase up to 5,953 shares of Common Stock at $1.47 per share granted under the Company’s 2001 Stock Option Plan.

(10)	Includes options to purchase up to 5,000 shares of Common Stock at $2.26 per share granted under the Company’s 2002 Stock Option Plan.

(11)

Includes options to purchase up to 1,985 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 3,571 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,976 shares of Common Stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan.

(12)

Includes options to purchase up to 1,985 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 3,571 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,976 shares of Common Stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan.

PROPOSAL ONE - ELECTION OF DIRECTORS

         Seven directors will be elected at the Annual Meeting to serve for one-year terms expiring on the date of the Annual Meeting in 2006. All directors will be elected by holders of the Company’s Common Stock. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL OF THE NOMINEES

Information Concerning Nominees

         The following is information concerning nominees for election as directors of the Company as of October 21, 2005. Messrs. John Schwan, Howard Schwan, Merrick, Brown, Collins, Tayne and Avramovich are presently directors of the Company.

         JOHN H. SCHWAN, age 60, Chairman. Mr. Schwan has been an officer and director of the Company since January, 1996. Mr. Schwan has been the President or executive officer of Packaging Systems or affiliated companies for over the last 15 years. Mr. Schwan has over 20 years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army Infantry in Vietnam from 1966 to 1969, where he attained the rank of First Lieutenant.

         HOWARD W. SCHWAN, age 50, President. Mr. Schwan has been associated with the Company for 21 years, principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November, 1990, was appointed as a director in January, 1996, and was appointed as President in June, 1997.

         John Schwan and Howard Schwan are brothers.

         STEPHEN M. MERRICK, age 63, Executive Vice President and Secretary. Mr. Merrick was President of the Company from January, 1996 to June, 1997 when he became Chief Executive Officer of the Company. In October, 1999, Mr. Merrick became Executive Vice President. Mr. Merrick is a principal of the law firm of Merrick & Associates, P.C. of Chicago, Illinois and has been engaged in the practice of law for more than 35 years. Mr. Merrick is also Senior Vice President, Director and a member of the Management Committee of Reliv International, Inc. (NASDAQ), a manufacturer and direct marketer of nutritional supplements and food products.

         STANLEY M. BROWN, age 58, Director. Mr. Brown was appointed as a director of the Company in January, 1996. Since March, 1996, Mr. Brown has been President of Inn-Room Systems, Inc., a manufacturer and lessor of in-room vending systems for hotels. From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain.

         BRET TAYNE, age 46, Director. Mr. Tayne was appointed as a director of the Company in December, 1997. Mr. Tayne has been the President of Everede Tool Company, a manufacturer of industrial cutting tools, since January, 1992. Prior to that, Mr. Tayne was Executive Vice President of Unifin, a commercial finance company, since 1986. Mr. Tayne received a Bachelor of Science degree from Tufts University and an MBA from Northwestern University.

         MICHAEL AVRAMOVICH, age, 53, Director. Mr. Avramovich is a principal of the law firm of Avramovich & Associates, P.C. of Chicago, Illinois, and has been engaged in the practice of law for over 6 years. Prior to the practice of law, Mr. Avramovich was an Associate Professor of Accounting and Finance at National-Louis University in Chicago, Illinois. Mr. Avramovich has also worked in various financial accounting positions at Molex International, Inc. of Lisle, Illinois. Mr. Avramovich received a Bachelor of Arts degree in History and International Relations from North Park University, a Master of Management, Accounting and Information Systems, and Finance from Northwestern University, a Juris Doctorate from the John Marshall Law School and an L.L.M. in International and Corporate Law from Georgetown University Law Center.

         JOHN I. COLLINS, age 45, Director Nominee. Mr. Collins is currently the Treasurer of the Illinois Credit Union Executives Society, and is a former member of the Chicago Federal Reserve Bank Advisory Group. Mr. Collins is also the Chief Administrative Officer and the former Chief Financial Officer of Mid-States Corporate Federal Credit Union (“MSCFCU”), a $4.5 billion wholesale financial institution located in Warrenville, Illinois. Mr. Collins’ responsibilities at MSCFCU have included all accounting, financial reporting, strategic planning, risk management, lending and data processing matters, as well as, more recently, working directly with MSCFCU’s Chief Executive Officer in matters concerning MSCFCU’s Board of Directors and Board Committee matters and administration, corporate governance and legal affairs. Prior to his affiliation with MSCFCU in 2001, Mr. Collins was employed as both a

Controller and Chief Financial Officer by Great Lakes Credit Union (“GLCU”), a $350 million financial institution located in North Chicago, Illinois. During Mr. Collins tenure with GLCU from 1991 to 2001, and MSCFCU from 2001 to the present, Mr. Collins has experience working with audit committees, public accounting firms and regulatory agencies on an ongoing basis, has supervised principal accounting officers, and has had the responsibility of preparing audited financial statements, internal controls and financial reporting. Mr. Collins received a Bachelor of Arts degree in Economics, History and English from Ripon College, and a Masters in Business Administration from Emory University. Mr. Collins has also participated in the Kellogg Management Institute and the Consumer Marketing Strategy programs at Northwestern University on a post-graduate basis.

Executive Officers Other Than Nominees

         BRENT ANDERSON, age 38, Vice President of Manufacturing. Mr. Anderson has been employed by the Company since January, 1989, and has held a number of engineering positions with the Company including Plant Engineer and Plant Manager. Mr. Anderson was appointed Vice President of Manufacturing in June, 1997.

         SAMUEL KOMAR, age 48, Vice President of Marketing. Mr. Komar has been employed by the Company since March of 1998, and was named Vice-President of Sales in September of 2001. Mr. Komar has worked in sales for 16 years, and prior to his employment with the Company, Mr. Komar was with Bob Gable & Associates, a manufacturer of sporting goods. Mr. Komar received a Bachelor of Science Degree in Sales and Marketing from Indiana University.

         TIMOTHY PATTERSON, age 44, Vice President of Finance and Administration. Mr. Patterson has been employed by the Company as Vice President of Finance and Administration since September, 2003. Prior to his employment with the Company, Mr. Patterson was Manager of Controllers for the Thermoforming group at Solo Cup Company for two years. Prior to that, Mr. Patterson was Manager of Corporate Accounting for Transilwrap Company for three years. Mr. Patterson received a Bachelor of Science degree in finance from Northern Illinois University and an MBA from the University of Illinois at Chicago.

         STEVE FRANK, age 44, Vice President of Sales. Mr. Frank has been employed by the Company in a sales capacity since July, 1996.

Committees of the Board of Directors

         The Company’s Board of Directors has standing Audit, Compensation and Nominating Committees.

         The Compensation Committee is composed of Michael Avramovich and Bret Tayne and during 2004 was composed of Stanley M. Brown and Bret Tayne. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met one time during 2004.

         The Nominating Committee is composed of Stanley M. Brown and John I. Collins. The Nominating Committee identifies and reviews potential candidates for the Board of Directors and makes recommendations concerning potential candidates for the Board of Directors of the Company.

         Audit Committee

         Since 2000, the Company has had a standing Audit Committee, which is presently composed of Mr. Tayne, Mr. Brown, Mr. Collins and Mr. Avramovich. Mr. Avramovich has been designated and is the Company’s “Audit Committee Financial Expert” pursuant to paragraph (h)(1)(i)(A) of Item 401 of Regulation S-K of the Exchange Act. The Audit Committee held four meetings during fiscal year 2004, including quarterly meetings with management and independent auditors to discuss the Company’s financial statements. Mr. Avramovich and each appointed member of the Audit Committee satisfies the definition of “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee,” as follows:

Report of the Audit Committee

         The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AUss.380). In addition, the Committee has discussed with the independent auditors the auditor’s independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

         The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to future shareholder approval at the Company’s 2005 annual meeting of shareholders, the selection of Weiser LLP as the Company’s independent auditors.

Michael Avramovich, Audit Committee Chair
Bret Tayne, Audit Committee Member
Stanley M. Brown, III, Audit Committee Member
John I. Collins, Audit Committee Member

         Nominating Committee

In 2005, the Company established a Nominating Committee. The Nominating Committee consists of two directors, Stanley M. Brown III and John I. Collins. The Nominating Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the listing standards for the NASDAQ Stock Market.

         The Nominating Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management and the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. In light of the foregoing, and the fact that one new independent director was elected to the Board in 2004, it is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating Committee to perform its duties.

         The Nominating Committee met one time. All of the independent directors of the Board of Directors of the Company participated in the nominating process and voted in favor of the nomination of the of the persons nominated for election as directors at the Annual Meeting of Stockholders to be held on December 2, 2005.

         Executive Compensation

         The following table sets forth a summary of the compensation paid or accrued during the last three fiscal years by the Company to its President, Chief Executive Officer and any other officer who was an officer of the Company at December 31, 2004, and who received compensation in excess of $100,000 (“Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Long Term Compensation
		Salary $	Other Annual Compensation	Underlying Options		All Other Compensation ($)

Howard W. Schwan	2004	$153,000	$5,520	—		—
President	2003	$162,500	$5,520	—		—
	2002	$162,000	$8,100	14,285	(1)	$1,925	(3)

Mark Van Dyke	2004	$124,000	—	—		—
Senior Vice President	2003	$125,100	—	—		—
	2002	$123,000	—	—		—

Brent Anderson	2004	$99,000	—	—		—
Vice President of Manufacturing	2003	$95,000	—			—
	2002	$95,000	—	8,928	(2)	—

Samuel Komar	2004	$108,000	—	—		—
Vice President of Sales	2003	$104,200	—	—		—
	2002	$104,200	—	—		—

(1)	Stock options to purchase up to 14,285 shares of the Company’s Common Stock at $2.31 per share.

(2)	Stock options to purchase up to 8,928 shares of the Company’s Common Stock at $2.31 per share.

(3)	Company contribution to the Company’s 401(k) Plan as a pre-tax salary deferral.

         The Company has never granted any stock appreciation rights. During the period from January 1, 1999 to December 31, 2003, there have been no awards or payments made for long-term incentive compensation (other than stock option and warrant grants) and there have been no restricted stock grants to any of the Named Executive Officers.

         Certain Named Executive Officers have received warrants to purchase Common Stock of the Company in connection with their guarantee of certain bank loans secured by the Company and in connection with their participation in a private offering of notes and warrants conducted by the Company. See “Board of Director Affiliations and Related Transactions” below. There were no stock option grants made by the Company in the fiscal year ended December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year End (#) Exercisable/Unexercisable	Value of Unexercised In- the- Money Options at Fiscal Year End ($) Exercisable/Unexercisable

John H. Schwan	0	0	29,762/0	$0/0	(1)
Howard W. Schwan	0	0	53,968/0	$0/0	(1)
Stephen M. Merrick	0	0	29,762/0	$0/0	(1)
Mark Van Dyke	0	0	23,809/0	$0/0	(1)
Brent Anderson	0	0	31,546/0	$0/0	(1)
Samuel Komar	0	0	24,641/0	$0/0	(1)
Stanley M. Brown	0	0	8,532/0	$0/0	(1)
Bret Tayne	0	0	8,532/0	$0/0	(1)
Timothy Patterson	0	0	5,000/0	$0/0	(1)
Michael Avramovich	0	0	0/0	$0/0	(1)
John Collins	0	0	0/0	$0/0	(1)

(1)	The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company’s Common Stock on December 31, 2004.

Equity Compensation Plan Information

         The following table provides information regarding the Company’s equity compensation plans as of December 31, 2004:

Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))

Equity compensation plans
approved by security holders

2002 Stock Option Plan	62,954	$2.75	79,907
2001 Stock Option Plan	88,692	$2.57	0
1999 Stock Option Plan	131,550	$2.25	0
1997 Stock Option Plan	98,415	$6.53	0

Equity compensation plans not
approved by security holders	0	$0	0

Total	381,611	$3.51	79,901

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors of the Company is composed of Michael Avramovich and Bret Tayne. During 2004, the Compensation Committee was composed of Stanley M. Brown and Bret Tayne. The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives of the Company to the Board of Directors. The full Board of Directors of the Company is responsible for setting and administering salaries, bonus payments and other compensation awards to executives of the Company.

         Compensation Philosophy

         The philosophy of the Compensation Committee, and of the Board of Directors of the Company, regarding executive compensation includes the following principal components:

         To attract and retain quality executive talent, which is regarded as critical to the long and short-term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

To provide a reasonable level of base compensation to senior executives.

         To create a mutuality of interest between executive officers of the Company and shareholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic decision making and its effect on shareholder value.

         The Compensation Committee has recommended, and the Board of Directors has determined, to take appropriate action to comply with the provisions of Section 162(m) of the Internal Revenue Code so that executive compensation will be deductible as an expense to the fullest extent allowable.

         The Company’s executive compensation program consists of two key elements: (i) an annual component consisting of base salary and (ii) a long-term component, principally stock options.

         Annual Base Compensation

         The Compensation Committee recommends annual salary levels for each of the Named Executives, and for other senior executives of the Company, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives of the Company are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace. Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of operation of the Company, sales, shareholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

         Long-Term Component - Stock Options

         The long-term component of compensation provided to executives of the Company has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a significant portion of the total compensation to executives be in the form of incentive stock options. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the date of the grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company’s Common Stock occurs over a specified number of years.

         The magnitude of the stock option awards are determined annually by the Compensation Committee and the Board of Directors. Generally, the number of options granted to an executive has been based on the relative salary level of the executive.

         On October 12, 2002, incentive stock options to purchase up to 14,285, 8,928, 5,952 and 5, 952 shares of the Company’s Common Stock were granted to Messrs. Howard Schwan, Brent Anderson, Stephen M. Merrick and John Schwan, respectively, under the 2002 Stock Option Plan (the “2002 Plan”). In addition, on October 12, 2002, non-qualified stock options to purchase up to 2,926 shares of the Company’s Common Stock were granted to each of Mssrs. Stanly M. Brown and Bret Tayne, respectively, under the 2002 Plan and incentive stock options to purchase up to 5,000 shares of the Company’s Common Stock were granted to Timothy Patterson under the 2002 Stock Option Plan on December 31, 2003.

         There were no other stock options granted to any of the Named Executives in 2002, 2003 or 2004.

         CEO Compensation

         The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer of the Company as it does for other senior executive officers of the Company.

         In 1997, the Company entered into an Employment Agreement with Howard W. Schwan, President of the Company, providing that Mr. Schwan’s base annual compensation would not be less than $135,000. During 2002, 2003 and 2004, upon the recommendation of the Compensation Committee, the base salary of Mr. Schwan was $162,500, $162,500 and $153,000, respectively.

         The Compensation Committee has evaluated the compensation of Mr. Schwan in light of the results of operation of the Company and in comparison to compensation levels of similar companies. The Compensation Committee determined that Mr. Schwan’s level of base compensation be $153,000. In light of the review, the Compensation Committee recommended no increase in the compensation of Mr. Schwan during 2004 and also did not recommend any incentive compensation for Mr. Schwan or other of the named executives.

Compensation Committee:
Bret Tayne,
Stanley M. Brown, III

         Comparative Stock Price Performance Graph

         The following graph compares, for the period January 1, 2000 to December 31, 2004, the cumulative total return (assuming reinvestment of dividends) on the Company’s Common Stock with (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group including S&P 500 Specialty Stores. The graph assumes an investment of $100 on January 1, 2000, in the Company’s Common Stock and each of the other investment categories.

Comparison of Cumulative Total Return

INDEXED RETURNS

Company / Index	Base Period Oct00	Years Ending
		Dec00	Dec01	Dec02	Dec03	Dec04

CTI INDUSTRIES CORP	100	53.33	93.33	397.46	143.49	92.06
NASDAQ U.S. INDEX	100	72.95	57.87	40.01	59.82	65.10
S&P 500 SPECIALTY STORES	100	86.63	139.84	124.30	167.37	176.08

         Employment Agreements

         In June, 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of not less than $135,000. The term of the Agreement was through June 30, 2002 and is automatically renewed thereafter for successive one year terms. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company’s confidential information, establishes the Company’s right to inventions created by Mr. Schwan during the term of his employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of three years after the date of termination of the Agreement.

         Director Compensation

         John Schwan was compensated in the amount of $24,000 in fiscal 2004 for his services as Chairman of the Board of Directors. Directors other than members of management received a fee of $1,000 for each Board meeting attended.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of such forms furnished to the Company, or written representations that no Form 5‘s were required, the Company believes that during calendar year 2004, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial shareholders were complied with.

Code of Ethics

         The Company has adopted a code of ethics that applies to its senior executive and financial officers. The Company’s Code of Ethics seeks to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure of information to the Commission, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code to predesignated persons, and (v) accountability for adherence to the Code. A copy of the Company’s Code of Ethics has been included as Exhibit A to this proxy statement.

Board of Directors Affiliations and Related Transactions

         Stephen M. Merrick, Executive Vice President and Secretary of the Company, is a principal of the law firm of Merrick & Associates, P.C., (formerly Merrick & Klimek, P.C.) which serves as general counsel of the Company. In addition, Mr. Merrick is a principal stockholder of the Company. Legal fees incurred from the firm of Merrick & Klimek, P.C. for the fiscal year ended December 31, 2004 were $97,000. Mr. Merrick is also an officer and director of Reliv International, Inc. (NASDAQ-RELV).

         John H. Schwan is President of Packaging Systems, L.L.C., and affiliated companies. The Company made purchases of packaging materials from these entities in the aggregate amounts of $172,000 during each of the year ended December 31, 2004. In 2004, Mr. Schwan was paid $24,000 for services provided to the Company.

         During 2004 and 2003, John H. Schwan loaned to Flexo Universal the aggregate amount of $86,000 and $225,000, respectively. During 2004 and 2003, Stephen M Merrick loaned to Flexo Universal the aggregate amount of $181,000 and $25,000 respectively. These advances are reflected in notes and bear interest at the rate of 8% per annum.

         The Company entered into a 10-year lease agreement for office and warehouse facilities in November, 1999, requiring monthly payments of $17,404 to Pepper Road, Inc., a company related through common ownership. In 2003, the rent was reduced to $15,500 per month. Approximately 50% of the facility was subleased through March, 2002, and after that, the Company assumed the remaining 50% of the facility. In July, 2004, the Company signed a lease with HP Properties LLC for approximately 35,000 square feet of space in Cary, Illinois. In July of 2004, the Company canceled its lease with Pepper Road, Inc.

         In July, 2001, certain members of Company management were issued warrants to purchase 119,050 shares of the Company’s common stock at an exercise price of $1.50 per share in consideration of their facilitating, securing and guaranteeing bank loans to the Company in the amount of $1.4 million and for advancing additional monies to the Company that were repaid in 2001. The warrants have a term of five years.

         At various times during 2003, John H. Schwan loaned an aggregate of $795,204 to the Company in exchange for notes bearing interest at 8%. These notes are subordinated to the bank loan of the Company.

         During February, 2003, John H. Schwan loaned $930,000 to the Company and Stephen M. Merrick loaned $700,000 to the Company, in exchange for (i) two year promissory notes bearing interest at 9% per annum and (ii) five year warrants to purchase up to an aggregate of 163,000 shares of Common Stock of the Company at $4.87 per share, the market price of the Common Stock on the date of the Warrants. The proceeds of these loans were to (i) re-finance the loan of bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal.

         During 2003, John H. Schwan loaned to the Company an additional aggregate amount of $795,024 . Such amount is due on demand and bears interest at the rate of 8% per annum.

         The Company believes that each of the transactions set forth above were entered into, and any future related party transactions will be entered into, on terms as fair as those obtainable from independent third parties. All related party transactions must be approved by a majority of disinterested directors and subject to review in the context of the Company’s Code of Ethics.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE SEVEN NOMINEES FOR DIRECTOR NAMED IN PROPOSAL NO. 1.

PROPOSAL TWO - SELECTION OF AUDITORS

WEISER LLP

         Effective February 10, 2005, the Company engaged Weiser LLP as the Company’s principal accountants to audit the Registrant’s financial statements for the year ending December 31, 2004. Weiser LLP replaced Eisner, LLP, which had previously been engaged for the same purpose, and whose dismissal was effective February 10, 2005. The decision to change the Company’s principal accountants was approved by the Company’s Audit Committee and Board of Directors on February 10, 2005.

         The reports of Eisner, LLP, on the Registrant’s financial statements for the fiscal year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         Previously, effective July 24, 2003, the Company dismissed McGladrey & Pullen, LLP which had been engaged as the Company’s principal accountants to audit the Company’s financial statements for the year ending December 31, 2002. The reports of McGladrey & Pullen, LLP on the Company’s financial statements for the fiscal year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company’s last two fiscal years ended December 31, 2002 and December 31, 2003 and in the interim periods through April 27, 2005, there were no disagreements with McGladrey & Pullen, LLP or Eisner, LLP, respectively, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey & Pullen, LLP or Eisner, LLP would have caused either to make reference to the subject matter of the disagreements in connection with their respective reports on the financial statements for such periods.

         Neither McGladrey & Pullen, LLP nor Eisner, LLP has informed the Company of any reportable events during the Company’s last two fiscal years ended December 31, 2002 and December 31, 2003, respectively, and in the subsequent interim period ending April 27, 2004.

         The reports of Grant Thornton LLP, on the Company’s financial statements for the prior two fiscal years ended December 31, 2000, and December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         During the Company’s fiscal years ended December 31, 2000, and December 31, 2001, and in the subsequent interim periods through July 24, 2002, there were no disagreements with Grant Thornton, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods.

         Grant Thornton, LLP has not informed the Company of any reportable events during the Company’s two fiscal years ended December 31, 2000 and 2001 and in subsequent interim periods through July 24, 2002.

Fees Billed By Independent Public Accountants

         The following table sets forth the aggregate amount of audit fees and all other fees billed by Eisner, LLP, the Company’s principal auditor, for the years ended December 31, 2003 and December 31, 2004:

	2003 Amount	2004 Amount

Audit fees (1)	$256,000	$238,000
Other audit related fees (2)	$0	$0
All other fees(3)	$15,000	$15,000

Total fees	$271,000	$253,000

(1)	Includes the annual financial statement audit and limited quarterly reviews and expenses.

(2)	Includes fees and expenses for other audit related activity provided by Eisner, LLP.

(3)	Primarily represents tax services, which include preparation of tax returns and other tax consulting services.

         The Board of Directors have selected and approved Weiser LLP as the principal independent auditor to audit the financial statements of the Company for 2005, subject to ratification by the shareholders. It is expected that a representative of the firm of Weiser LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         All audit, tax and other services to be performed by Weiser LLP for the Company must be pre-approved by the Audit Committee. The Audit Committee reviews the description of services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2004, all services performed by Eisner, LLP, the Company’s previous independent auditors, were pre-approved by the Audit Committee in accordance with this policy.

         The Audit Committee of the Board of Directors reviews all relationships with its independent auditors, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee of the Board of Directors considered the effect of Weiser LLP’s tax services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Weiser LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION.

Stockholder Proposals for 2005 Proxy Statement

         Proposals by shareholders for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2006 Annual Meeting of Stockholders, which is tentatively scheduled to be held on June 9, 2006 should be addressed to the Secretary, CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010, and must be received at such address no later than December 31, 2005. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Other Matters to Be Acted Upon at the Meeting

         The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
November 4, 2005
——————————————— Stephen M. Merrick, Secretary

EXHIBIT A

CTI INDUSTRIES CORPORATION

Code of Ethics
for Senior Executive and Financial Officers

I.	General

         The policy of CTI Industries Corporation (the “Company”) is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Senior executive and financial officers hold an important and elevated role in maintaining a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company’s public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Controller and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer (the “Senior Executive and Financial Officers”). This Code of Ethics shall be approved annually by the Audit Committee of the Board of Directors (the “Committee”) and disbursed to the public by means of one of the methods described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

II.	Honest and Ethical Conduct

         Senior Executive and Financial Officers are expected to exhibit and promote the highest standards of honest and ethical conduct, by, among other things, their adherence to the following policies and procedures:

•

Senior Executive and Financial Officers shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•

Senior Executive and Financial Officers shall inform the Company’s Corporate Counsel or, in his absence, the Chairman of the Committee of (a) deviations in practice from policies and procedures governing honest and ethical behavior or (b) any material transaction or relationship that could reasonably be expected to create a conflict of interest.

•

Senior Executive and Financial Officers shall demonstrate personal support for the policies and procedures set forth in this Code of Ethics through periodic communications reinforcing these principles and standards throughout the Company.

•

Senior Executive and Financial Officers shall respect the confidentiality of information acquired in performance of one’s responsibilities and shall not use confidential information for personal advantage.

III.     Financial Records and Periodic Reports

         The Company is committed to full, fair, accurate, timely and understandable disclosures in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules) and (b) required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company’s accounting records. In addition to performing their duties and responsibilities under these requirements, each of the Senior Executive and Financial Officers will establish and manage the Company’s reporting systems and procedures with due care and diligence to ensure that:

•	Reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts.

•

Business transactions are properly authorized and completely and accurately recorded in all material respects on the Company’s books and records in accordance with generally accepted accounting principles and the Company’s established financial policies.

•	Retention or disposal of Company records is in accordance with established Company policies and applicable legal and regulatory requirements.

IV.	Compliance with Applicable Laws, Rules and Regulations

         The policy of the Company is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Accordingly, the Senior Executive and Financial Officers will comply with all applicable governmental laws, rules and regulations, and will establish and maintain mechanisms to:

•	Monitor compliance of the Company’s finance organization and other key employees with all applicable federal, state and local statutes, rules, regulations and administrative procedures.

•	Identify, report and correct any detected deviations from applicable federal, state and local statutes, rules, regulations and administrative procedures.

V.	Compliance with Code of Ethics

         The Senior Executive and Financial Officers shall acknowledge and certify their ongoing compliance with this Code of Ethics annually and provide a copy of such certification to the Committee. This Code of Ethics will be published and made available to all employees, and any employee should promptly report any violation of this Code of Ethics to the General Counsel or, in his or her absence, the Chairman of the Committee. The Board of Directors shall take appropriate action with respect tot he failure of any Senior Executive or Financial Officer to comply with this Code of Ethics, which may include reprimand, demotion or dismissal, depending on the seriousness of the offense.

Adopted: April, 2004